Exhibit 10.8
AMENDMENT TO EMPLOYMENT AGREEMENT
          This AMENDMENT (this “Amendment”) by and among Mariner Energy, Inc., a Delaware corporation, Mariner Energy Resources, Inc., a Delaware corporation, (collectively, the “Employers”) and Judd Hansen (the “Executive”), dated this 12th day of August, 2010 and effective as of January 1, 2009, is an amendment to that certain Employment Agreement by and among the Employers and the Executive dated as of June 8, 2006 (the “Employment Agreement”).
RECITALS
          The Employers and the Executive have previously entered into the Employment Agreement to provide for terms and conditions of the Executive’s employment by the Employers; and
          The Employers and the Executive desire to make certain changes to the Employment Agreement to ensure that the Employment Agreement complies with the applicable requirements of Section 409A of the Internal Revenue Code (the “Code”); and
          Internal Revenue Service Notice 2010-6 permits this Amendment to be effective as of January 1, 2009 and for the Employment Agreement to be treated as being corrected on January 1, 2009.
          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
          1. Section 26 of the Employment Agreement is hereby amended to read as follows:
“26. Section 409A.
     (a) Notwithstanding anything in this Agreement to the contrary, if any provision hereof would result in the imposition of an additional tax under Section 409A of the Code and related regulations and Treasury pronouncements (‘Section 409A’), that provision will be reformed to avoid imposition of the applicable tax to the extent permissible under Section 409A and no action so taken shall be deemed to adversely affect Executive’s rights under this Agreement.
     (b) Each payment under this Agreement is intended to be exempt from Section 409A or in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treasury Regulation § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Without limiting the generality of the foregoing, the term ‘termination of employment’ or any similar term under this Agreement or the Merger Agreement will be interpreted to mean ‘separation from service’ within the meaning of Section 409A and

Treasury Regulation § 1.409A-3(a)(1) to the extent necessary to comply with Section 409A. A ‘separation from service’ will occur if both parties reasonably expect the Executive’s level of service to permanently drop to less than half the Executive’s average level of service during the preceding three years, as determined pursuant to Code Section 409A(a)(2)(A)(i) and Internal Revenue Service guidance of general applicability. Payment of the Annual Bonus under Section 3(b) is contingent upon employment on the date of payment. Subject to any six-month delay requirement set forth in Section 26(e), payments under Sections 7(a), 7(b) and 7(d) and payments to Executive on account of termination of employment pursuant to the Merger Agreement (as defined below) shall be paid on the 60th day following Executive’s termination of employment. Any Gross-up Payment payable hereunder shall be paid to Executive at the time Executive receives payments or benefits to which the Excise Tax relates; notwithstanding the foregoing, in accordance with Section 409A requirements, any Gross-Up Payment shall be paid no later than the end of the calendar year next following the year in which Executive remits the related taxes.
     (c) All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.
     (d) If the execution of a waiver and release is a condition to Executive receiving benefits under this Agreement, Employer will provide Executive with such waiver and release within seven days following Executive’s separation from service. In order to be eligible for benefits hereunder, Executive must execute and return such waiver and release to Employer on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act and not revoke such waiver and release within the time period set forth in such waiver and release.
     (e) Notwithstanding any provision of this Agreement to the contrary, Executive and the Employers agree that any benefit under this Agreement or any other agreement or arrangement (including pursuant to the Merger Agreement) which is subject to the six-month delay under

Section 409A(a)(2)(B) of the Code shall not be paid or commence until the earliest of: (1) the first business day following the expiration of six months from Executive’s separation from service, (2) the date of Executive’s death, or (3) such earlier date as complies with the requirements of Section 409A, provided that in no event shall any such delayed payment be made prior to July 1, 2010.
     (f) As used in this Section 26, ‘Merger Agreement’ means the Agreement and Plan of Merger by and among Apache Corporation, ZMZ Acquisitions LLC, and MEI, dated as of April 14, 2010.”
          2. The first sentence of Section 2 of the Waiver and Release Agreement is hereby amended to read as follows:
“In exchange for Executive’s obligations under this Agreement, Employer shall pay Executive those severance payments and benefits described in Sections 7, 8 and 9, as applicable, of the Employment Agreement, and those payments and benefits to which Executive is entitled pursuant to the Agreement and Plan of Merger by and among Apache Corporation, ZMZ Acquisitions LLC, and MEI, dated as of April 14, 2010, both of which are incorporated herein by reference and made a part of this Agreement.”

          IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the day and year first above written.

MARINER ENERGY, INC.
By:	/s/ Scott D. Josey
Scott D. Josey
Chairman of the Board, Chief Executive Officer and President

MARINER ENERGY RESOURCES, INC.
By:	/s/ Scott D. Josey
Scott D. Josey
Chairman of the Board, Chief Executive Officer and President

EXECUTIVE
/s/ Judd Hansen
Judd Hansen

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